                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC   20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No, 4)*


                               SUN COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


           DEPOSITARY SHARES REPRESENTING ONE HALF PREFERRED SERIES A
--------------------------------------------------------------------------------
                         (Title of Class Of Securities)


                                   866762404
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                    -----------------------
CUSIP No. 866762404                    13G                  Page 2 of 5 Pages
---------------------                                    -----------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
            THE GLENMEDE TRUST COMPANY
            23-1512117
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
     N/A
                                                                (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
            PENNSYLVANIA
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
                                             3,709,197   SHARES
     NUMBER OF               --------------------------------------------------
     SHARES                  6   SHARED VOTING POWER
     BENEFICIALLY                              136,898   SHARES
     OWNED BY                --------------------------------------------------
     EACH                    7   SOLE DISPOSITIVE POWER
     REPORTING                               3,626,170   SHARES
     PERSON                  --------------------------------------------------
     WITH                    8   SHARED DISPOSITIVE POWER
                                               296,257   SHARES
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,922,427  SHARES
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.74%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
            BK
--------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!
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----------------------                                    ----------------------
CUSIP No. 866762404                                          Page 3 of 5 Pages
----------------------                                    ----------------------
                                 SCHEDULE  13G
                                 -------------

ITEM 1(a)  NAME OF ISSUER:  SUN COMPANY, INC.
---------

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------

                1801 MARKET STREET
                PHILADELPHIA,  PA  19103

ITEM 2(a)  NAME OF PERSON FILING:
---------
                THE GLENMEDE TRUST COMPANY

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------
                ONE LIBERTY PLACE - SUITE 1200
                1650 MARKET STREET
                PHILADELPHIA,  PA 19103

ITEM 2(c)  CITIZENSHIP
---------
                PENNSYLVANIA

ITEM 2(d)  TITLE OF CLASS OF SECURITIES
---------
                DEPOSITARY RECEIPTS REPRESENTING ONE HALF
                PREFERRED SERIES A

ITEM 2(e)  CUSIP NUMBER:  866762404
---------

ITEM 3     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),
------     CHECK WHETHER THE PERSON FILING IS A:

           [_]  (a)    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT,

           [x]  (b)    BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

           [_]  (c)    INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                       ACT,

           [_]  (d)    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE ACT,

           [_]  (e)    INVESTMENT ADVISOR REGISTERED UNDER SECTION 203 OF THE
                       INVESTMENT ADVISERS ACT OF 1940,

           [_]  (f)    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO
                       THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY
                       ACT OF 1974 OR ENDOWMENT FUND; SEE RULE 13d-
                       1(b)(1)(ii)(F),
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----------------------                                    ---------------------
CUSIP No. 866762404                                       Page 4 of 5 Pages
----------------------                                    ---------------------


           [_]  (g)    PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-
                       1(b)(ii)(G);  SEE ITEM 7,

           [_]  (h)    GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(H).

ITEM 4     OWNERSHIP.
------

           (a) AMOUNT BENEFICIALLY OWNED: THE UNDERSIGNED BENEFICIALLY OWNS 3,922,427 DEPOSITARY SHARES WHICH REPRESENT AN OWNERSHIP INTEREST IN 1,961,213.5 SHARES OF SERIES A PREFERRED STOCK. THE DEPOSITARY SHARES ARE THE CLASS OF SECURITIES FOR WHICH THE UNDERSIGNED IS FILING THIS SCHEDULE.

           (b)    PERCENT OF CLASS: 15.74%

           (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:    3,709,197
                  SHARES,

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 136,898
                  SHARES,

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                  3,626,170 SHARES,

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF, 296,257 SHARES.


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------
          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [_]. N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------
          THE GLENMEDE TRUST COMPANY BENEFICIALLY OWNS THE SECURITIES COVERED BY THIS REPORT IN A FIDUCIARY CAPACITY. PERSONS OTHER THAN THE GLENMEDE TRUST COMPANY HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM OR THE PROCEEDS FROM THE SALE OF SECURITIES COVERED BY THIS REPORT. THE PEW MEMORIAL TRUST IS THE ONLY SUCH PERSON WHOSE INTEREST IN THE SECURITIES COVERED BY THIS REPORT (AS SUCH INTEREST IS DESCRIBED IN THE PRECEDING SENTENCE) RELATES TO MORE THAN FIVE (5) PERCENT OF THE CLASS OF SUCH SECURITIES.

---------------------                                        -------------------
CUSIP No. 866762404                                           Page 5 of 5 Pages
---------------------                                        -------------------

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
------    SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------
                N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP
------

                N/A

ITEM 10   CERTIFICATION
-------

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.


                        SIGNATURE


          AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                                                February 10, 1997

                                                THE GLENMEDE TRUST COMPANY


                                                /S/  JAMES R. BELANGER
                                                ----------------------
                                                SIGNATURE

                                                JAMES R. BELANGER
                                                -----------------
                                                VICE PRESIDENT
                                                --------------
                                                NAME/TITLE